As filed with the Securities and Exchange Commission on October 22, 2004
Registration No. 333-58204

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective
Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE RYLAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-0849948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24025 Park Sorrento
Suite 400
Calabasas, California	91302
(Address of principal executive offices)	(Zip Code)

THE RYLAND GROUP, INC. 2000 NON-EMPLOYEE DIRECTOR EQUITY PLAN
(Full title of plan)

(Name, address and telephone
number of agent for service)
Timothy J. Geckle
Senior Vice President and General Counsel
The Ryland Group, Inc.
24025 Park Sorrento, Suite 400
Calabasas, California 91302
818-223-7500

EXHIBIT INDEX
SIGNATURES
Exhibit 24

EXPLANATORY NOTE

     The Ryland Group, Inc., a Maryland corporation (the “Registrant”), is filing this post-effective amendment to deregister certain securities originally registered pursuant to the Registration Statement on Form S-8 filed on April 3, 2001 (file no. 333-58204) with respect to shares of the Registrant’s Common Stock, par value $1.00 (the “Common Stock”), thereby registered for offer or sale pursuant to The Ryland Group, Inc. 2000 Non-Employee Director Equity Plan (the “2000 Plan”). A total of 303,300 shares were registered for issuance under the Registrant’s 2000 Plan.

     The Registrant has since adopted a new non-employee director equity plan, The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan (the “2004 Plan”) which replaces the 2000 Plan as of April 21, 2004, the date the stockholders approved the 2004 Plan. No future awards will be made under the 2000 Plan. According to the terms of the 2004 Plan, shares that were available for grant under the 2000 Plan that were not granted under the 2000 Plan are available for issuance under the 2004 Plan. The total number of shares available for grant under the 2000 Plan on the date the Registrant’s stockholders approved the 2004 Plan was 176,600 shares (the “Carried Forward Shares”). The Carried Forward Shares are hereby deregistered.

     Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 333-58204), the Registrant is filing a Registration Statement on Form S-8 to register shares of Common Stock for offer or sale pursuant to the 2004 Plan, including but not limited to the Carried Forward Shares.

     In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reallocate the Carried Forward Shares from the 2000 Plan to the 2004 Plan, and (ii) to carry over the registration fees paid for the Carried Forward Shares from the Registration Statement on Form S-8 filed for the 2000 Plan to the Registration Statement on Form S-8 for the 2004 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
24.0	Powers of Attorney (filed herewith)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 22nd day of October, 2004.

THE RYLAND GROUP, INC.
By:	/s/ Timothy J. Geckle
Timothy J. Geckle
Senior Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. Geckle Timothy J. Geckle	As Attorney-in-Fact for R. Chad Dreier Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 22, 2004

/s/ Timothy J. Geckle Timothy J. Geckle	As Attorney-in-Fact for Gordon A. Milne Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 22, 2004

/s/ Timothy J. Geckle Timothy J. Geckle	As Attorney-in-Fact for David L. Fristoe Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	October 22, 2004

A majority of the Board of Directors:

R. Chad Dreier, Daniel T. Bane, Leslie M. Frécon, Roland A. Hernandez, William L. Jews, Ned Mansour, Robert E. Mellor, Norman J. Metcalfe, Charlotte St. Martin, Paul J. Varello, and John O. Wilson

/s/ Timothy J. Geckle Timothy J. Geckle	As Attorney-in-Fact	October 22, 2004